Exhibit 10.31



                                   AGREEMENT



UNAIDS                                       Chartex International

THIS AGREEMENT made this _____ date of ______, 1996 between the Jointed United Nations Programme on HIV/AIDS (referred to as "UNAIDS") and Chartex International Plc (referred to as "Chartex");

WHEREAS UNAIDS is interested in introducing new methods for prevention of HIV infection and Sexually Transmitted Diseases (referred as "STDs"), particularly in Developing Countries (as hereinafter defined);

WHEREAS Chartex has developed and makes available on a world-wide basis the female condom which is one such a method;

WHEREAS Chartex is committed and willing to make the female condom available to the public sector of Developing Countries at preferential and reasonable prices; and

WHEREAS UNAIDS and Chartex are willing to provide the appropriate resources and support to enhance the availability and use of the female condom in Developing Countries and assist developing countries in identifying potential donors to purchase female condoms.

NOW THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following words and phrases shall have the meanings as set forth below:


  "Developing Countries" means any country other than Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Japan, Luxembourg, Monaco, the Netherlands, New Zealand, Norway, Portugal, San Marino, Spain, Sweden, Switzerland, the United Kingdom, and the United States of America. For the purpose of this Agreement, any republic previously included in the former Union of the Soviet Socialist Republics and the former Federal Socialist Republic of Yugoslavia and not otherwise referred to above, as well as of Albania, Bulgaria, the Czech Republic, Hungary, Poland, Romania, and the Slovak Republic shall be considered a Developing Country until classified or listed by the United Nations system either a developed, developing, or a least developed country. Republics classified or listed as a developing or least developed country shall be deemed as developing country under this Agreement.

  "Product" means the female condom as manufactured and made available by or on behalf of Chartex;





  "Cost Reduction Programme" means any activity undertaken by or on behalf of Chartex to reduce the production costs of the Product.

  "Public Sector Agencies" means a government, or a department or agency thereof, a recognised non-profit organization or entity, including non-governmental organizations, intergovernmental organisations and UNAIDS

  "Public Sector Activities" means activities decided and undertaken by or on behalf of Public Sector Agencies in Developing Countries with regard to the purchase, distribution and use of the Product, including Social Marketing Programs which are defined as programs undertaken by or on behalf of Public Sector Agencies to sell the Product at subsidised prices.

2. Objective of the Agreement. The parties shall, each within the framework of their respective responsibilities, use their reasonable best efforts to facilitate the implementation of Public Sector Activities as set forth in this Agreement.

3. Pricing Strategy. It is the expressed intention of both parties that the Product (1) shall be made available to the public sector of Developing Countries as widely as possible in accordance with the terms of this Agreement and (2) shall be provided by or on behalf of Chartex to Public Sector Agencies for distribution through the public sector of Developing Countries at affordable supply prices. UNAIDS recognises that such supply prices (hereinafter referred to as "Public Sector Price") for the Product should make the undertaking of this Agreement by Chartex viable, meaning that the sales of the Product in the public and private sectors of developed and Developing countries as a whole should be a reasonable undertaking from a commercial perspective. Without prejudice to the foregoing, the Public Sector Price shall always be preferential compared to private sector price, it being agreed that the private sector price shall be set at such level as desired by Chartex.

The Public Sector Price shall be calculated as specified in paragraph 5 and fixed for each calendar year. In addition, the parties agree that, provided that the annual volume of sales for Public Sector Activities equals or exceeds three million units per fiscal year, the Public Sector Price shall, during an initial three-year term ending December 31, 1999, in no event be greater that
0.38 Pounds Sterling per unit. Based on estimated purchases for 1997, Chartex agrees to fix the Public Sector Price for the 1997 calendar year at 0.38 Pounds Sterling per unit.

4. Monitoring of sales. On or before January 31 of each calendar year, beginning in 1998, Chartex shall provide to UNAIDS a confidential representation letter, signed and certified by the external auditors of Chartex's parent company, The Female Health Company, stating the production costs of the Product as defined herein below, as well as the volume of production for sales in the private and public sectors of developed and Developing countries, respectively, over the preceding fiscal year. However, the parties agree that during the initial three-year term ending 31 December 1999, and provided that (1) the annual volume of sales for Public Sector Activities equals or exceeds three million units per fiscal year and (2) the production costs of the Product as defined hereinbelow exceed 0.38 Pounds Sterling per unit, the aforesaid representation letter may be limited to a statement of the volume of sales of the Product for Public Sector Activities over the preceding fiscal year and a confirmation that the production costs of the Product as defined hereinbelow exceed 0.38 Pounds per unit. In the event the production costs over the preceding fiscal year are to be stated in the confidential representation letter, the letter shall also state the projected production costs of the Product for the running fiscal year, calculated in accordance with the definition contained in paragraph 5 below, with the confirmation that such projected costs are the same as the projected production costs used in Chartex's annual operating plan as approved by the board of directors of the Female Health Company. At UNAIDS' request, Chartex shall provide UNAIDS within 30 days, on a confidential basis, with a copy of pertinent sections of the approved annual operation plan as related to the projected production costs of the Product as well as any other additional information UNAIDS may reasonably require in support of the production costs and volume of production for sales of the Product as set forth in any such representation letter. The calculation of the Public Sector Price will be based on the information provided under this paragraph 4, in accordance with the provisions of paragraph 5 below.

5. Calculation of the annual Public Sector Price. In accordance with paragraphs 3 and 4, Chartex and UNAIDS shall fix the Public Sector Price for each calendar year within sixty days of reception of the above mentioned representation letter. The Public Sector Price shall be equal to the production costs directly attributable to the manufacture of the Product, defined, in accordance with generally accepted accounting principles, as the direct costs of material and labour as well as indirect production costs namely quality control and safety to comply with Good Manufacturing and Laboratory Practices, logistics, maintenance, research and development costs and administration expenses, directly incurred by Chartex in relation with the Product, but excluding amortisation of capital investment solely related to manufacture and sale of the Product for the private sector, marketing, sales and public relation costs. The aforesaid production costs shall be calculated on the basis of the total volume of production for sales for the private and public sectors of developed and Developing countries as a whole in the preceding fiscal year. In the event the projected costs to manufacture the Product under Chartex's annual operating plan are 10% greater than the aforementioned calculation, then the Public Sector Price will be the lesser of
0.38 Pounds per unit or the projected cost to manufacture the Product.
However, if at the end of the running fiscal year it appears that the actual production costs were less than the agreed upon Public Sector Price, the Public Sector Price for the coming calendar year will be reduced by this lesser amount. The Public Sector Price shall be reduced each year by the amount of cost reduction achieved as a result of (1) the Cost Reduction Programme and (2) increased production economies resulting from increased sales of the Product worldwide. The agreed Public Sector Price shall be included in an Annex hereto and become an integral part of this Agreement. The Product shall be made available at the agreed Public Sector Price ex works (unless otherwise agreed with the buyers) for any Public Sector Activities.

6. Current Demand Assessment. UNAIDS has prepared, in collaboration with the WHO Special Programme of Research in Human Reproduction, and delivered to the Developing Countries, a letter attached hereto in Appendix I, dated 30 August 1996, together with a "Fact Sheet" on the Product and other enclosures thereto, soliciting expressions of interest in the Product and requesting information as to estimated purchases of the Product during the calendar years 1997 and 1998. With regard to that UNAIDS an Chartex shall take the following actions:


  a) UNAIDS shall provide such further communications as may be necessary and appropriate to obtain the information anticipated in the letter and its annexes, and provide Chartex with a summary thereof for each Developing Country that has responded (including a list of the Product destinations and estimated quantities), as applicable, and provide regular follow-ups with these Developing Countries during the first three (3) months of the term of the Agreement;

  b) UNAIDS shall provide Chartex with a database which includes the names and contacts of persons responsible for potential purchase of the Product in the Developing Countries that have responded, independent of whether these countries have anticipated to purchase the Product in 1997 or not;

  c) With respect to purchases made further to the letter at 30 August 1996, UNAIDS shall provide Chartex with such cooperation and assistance as may be reasonably requested in obtaining information with respect to forwarding the Product to the Developing Countries.

7.  Product Supply.  With respect to supply of the Product for Developing
Counties:
  a) Chartex shall assure that its manufacturing facility in London shall reserve sufficient production capabilities as may be reasonably necessary to provide an adequate supply of the Product for Public Sector Activities, if required up to ten percent (10%) of Chartex' total annual production capacity per year or 6 million units per year, whichever is greater. In the event that the demand of the Product for the Public Sector Activities exceeds 10% of Chartex' total annual production capacity or 6 million units per year, whichever is greater, Chartex shall use reasonable best efforts to meet such additional demand.

  b) In the event the demand for the Product for Public Sector Activities shall surpass Chartex' production capabilities, Chartex shall use its best efforts to enhance production capacity at its manufacturing facility within such period of time as may be reasonably required to achieve the objective of meeting such demand. In the event Chartex is not able to meet the demand for Public Sector Activities under the circumstances, Chartex shall cooperate with UNAIDS in establishing alternative ways to ensure that the demand for Public Sector activities is met. Chartex shall use all reasonable efforts to implement these alternatives.


  c) Chartex shall be responsible for arrangements for all shipments and invoicing with respect to purchases of the Product. In this respect, Chartex shall provide each of the buying Public Sector Agencies with copies of Chartex's standard forms required for purchases of the Product, including order request form, product specification, and letter of credit specification, substantially as set forth in Appendix II attached hereto or as then currently used by Chartex. Chartex may require that any one order of Product shall consist of a minimum quality of 1000 units.





  d) Chartex, or its parent company on behalf of Chartex, maintains and shall maintain adequate product liability insurance during the term of this Agreement.

8. Cost Reduction Programme. Chartex shall review its manufacturing, quality assurance and testing operations to identify changes to current materials and manufacturing procedures which will result in possible reductions in related costs and expenses. Chartex shall implement such changes, provided that they can be accomplished in a cost-effective and commercially reasonable manner.

9. Special Labeling and packaging. Unless a Public Sector Agency requires otherwise, Chartex shall make the Product available for Public Sector Activities under a special labeling as specified in Appendix III. Chartex is furthermore authorised to include on the external packaging carton for the Product the following wording:

"This product has been specially prepared and packaged for public sector health programs"

Chartex shall supply the Product in a bulk package of 1000 female condoms per box.

10.  Education and Social Marketing Support.
  a) Education support: UNAIDS, in collaboration with other public sector partners, will be preparing appropriate educational material for Public Sector Activities concerning the female condom to be used at different levels of the health system, including communities and social marketing programs. Chartex shall furnish to UNAIDS copies of available educational and instructional materials that facilitate the preparation of Advocacy:
  UNAIDS shall promote the use of the female condom at the global level and toward the National IDS Programs at the country level, insofar as the female condom can be considered an efficient method for prevention of HIV infection and STDs. UNAIDS shall also use best reasonable efforts to promote social marketing approach of the female condom by providing information on the Public Sector Price as well as such educational and promotional material to social marketing programs, as UNAIDS may reasonably deem necessary and appropriate.

  b) Public relation and publicity: Chartex shall develop appropriate advertising strategy, using the usual private sector channels to make the Product known to the end-users, to the extent as may be commercially reasonable.


  c) Supplies list: Subject to the usual requirements concerning safety, efficacy, etc., the female condom will be included in the UNAIDS supplies and equipment list, which catalogues HIV/AIDS materials, at the earliest opportunity.

  d) Overview: From time to time, as may be reasonably appropriate, UNAIDS shall provide Chartex with an overview of its activities mentioned in the Agreement.





11. Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute a partnership between the parties or to constitute either party as the agent of the other. Without the prior written consent of the other, neither party shall, in any statement or material of an advertising or promotional nature refer to the relationship of the other party pursuant to this Agreement, or to the relationship of the other party to the Product, unless expressly authorised in this Agreement.

12. Confidentiality. If either party shall receive confidential or proprietary information of the other party, it shall take all reasonable measures to keep such information confidential and shall ensure that any persons having access to such information shall be made aware of and be bound by the obligations of the receiving party hereunder. However, there shall be no obligation of confidentiality where:


  a) the information is publicly available, or become publicly available otherwise than by action of the receiving party; or

  b) the information was already known to the receiving party (as evidence by its written records) other than under an obligation of confidentiality prior to its receipt; or

  c) the information was received from a third party not in breach of an obligation of confidentiality owed to the other party; or

  d) the parties have agreed in writing upon the disclosure of the information

The obligations of this paragraph 12 shall continue for a period of five years after the termination of this Agreement. The terms and conditions contained in this Agreement shall be subject to the foregoing obligation of confidentiality.

13. Notices. Any notice given under this Agreement must be in writing and delivered in person, by recognised international courier, by registered mail postage-prepaid, or by facsimile transmittal (with original confirmation mailed, as provided above, within two (2) business days of transmittal), to the following address for each party or to any other address either party designatees in writing:

  a) if to UNAIDS:
  20 avenue Appia
  CH-1211 Geneva 27
  Switzerland
  Attention:  Director Policy Strategy and Research
  Facsimile No:  41 22 791 4165


  b)  If to Chartex:
  1 Sovereign Park
  Coronation Road
  London NW10 7QP
  England
  Attention:  General Manager
  Facsimile No. 44 181 453 0324





  with copy to:     The Female Health Company
               Suite 3660, 875 N. Michigan Ave.
               Chicago, Illinois  60611
               USA
               Attention:  President
               Facsimile No. 1 312 280 9360

14. Successor and Assigns. This Agreement shall be binding upon the successors and assignees of the parties hereto and the name of a party appearing in the Agreement shall be deemed to include the names of its successors and assignees, provided that nothing herein shall permit any assignment of this Agreement by either Party without the prior written agreement of the other (such agreement not to be unreasonably withheld).

15. Term and Termination. The initial term of this Agreement shall be for a period starting on signature of this Agreement by both parties and ending December 31, 1999. Thereafter, this Agreement shall automatically continue in effect, unless terminated by either party effective as of the end of the initial term or December 31, of any calendar year thereafter, upon not less than ninety (90) days prior written notice.

16. Survival clause. Notwithstanding any termination of this Agreement, the rights and obligations of the parties set forth in paragraphs 1,3,4,5,7,11,12, and 19 shall survive the termination of this Agreement.

17. Force Majeure. A party shall be relieved of its obligations under this Agreement to the extent and for so long as that party is prevented from fulfilling such obligations by causes outside its reasonable control, including but not limited to governmental or official actions or law, labour strikes and serious adverse weather conditions.

18. Waiver. Neither party waives any breach, or later breach, by failing to insist on the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach of this Agreement. If either party waives any breach, it will not affect this Agreement, and all terms of this Agreement continue in full force and effect with respect to any other then existing or later breach.

19. Dispute Resolution. Any dispute relating to the interpretation or execution of this Agreement shall, unless amicably settled, be subject to conciliation. In the event of failure of the latter, the dispute shall be settled by arbitration. The arbitration shall be conducted in accordance with the modalities to be agreed upon by the parties or, in absence of agreement, with the rules of arbitration of the International Chamber of Commerce. The parties shall accept the arbitral award as final.

20. Amendments. Any amendments made to this Agreement shall be agreed by both parties in writing.

21. Compliance with Laws. The parties shall comply with all applicable laws and regulations to which they may be subject in the implementation of this Agreement.





22. Announcement. It is agreed that Chartex shall have the opportunity to receive public recognition for its commitment made under this Agreement through a press release to be made by UNAIDS regarding the conclusion of this Agreement.

Accepted and agreed on behalf of                  Accepted and agreed on behalf
of
     UNAIDS                                Chartex International Plc

/s/ Peter Piot                               /s/ Mary Ann Leeper, Ph.D
----------------------------                 -------------------------------
Name:  Peter Piot                            Name:  Mary Ann Leeper, Ph.D.
Title:  Executive Director                        Title:  Director
Date:  14 March 1997                              Date:  20 December 1996